Exhibit 99.1

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, PA 17543-7000

Tel 717-626-4721

Fax 717-626-1874

NEWS RELEASE

For Immediate Release

MEDIA CONTACT:	INVESTOR RELATIONS CONTACT:
Alison van Harskamp	Abram Koser
Susquehanna Bancshares, Inc.	Susquehanna Bancshares, Inc.
(717) 625-6260	(717) 625-6305
communications@susquehanna.net	ir@susquehanna.net

Susquehanna Bancshares, Inc. Completes Acquisition of Community Banks, Inc.

LITITZ, Pa. (November 16, 2007): Susquehanna Bancshares, Inc. (Susquehanna) (Nasdaq: SUSQ) today announced the completion of its acquisition of Community Banks, Inc. (“Community”) (Nasdaq: CMTY).

Community operated branches in Pennsylvania and Maryland under the market names CommunityBanks and Blue Ball. Community’s branches will become Susquehanna Bank branches today, giving customers access to more than 230 Susquehanna-affiliated branches throughout Pennsylvania, Maryland, New Jersey and West Virginia.

The transaction, which was valued at approximately $860 million, expands Susquehanna Bank’s territory in the Harrisburg market and deepens the company’s solid foundation in central Pennsylvania, particularly in Lancaster and York counties. Additionally, acquired branches in Schuylkill and Luzerne counties and in the Baltimore area complement Susquehanna’s existing branch network in northern Pennsylvania and eastern Maryland.

“We are very pleased to welcome Community’s customers, employees and shareholders into the Susquehanna organization,” said William J. Reuter, chairman, president and CEO of Susquehanna Bancshares, Inc. “This transaction has many benefits for customers of both companies. It creates a larger branch and ATM network that can service customers in the major areas where they live, work and play. Additionally, both new and existing customers will benefit from an enhanced selection of banking products and services as well as a broader array of financial services such as wealth management, commercial leasing and insurance.”

With Community’s assets of more than $3.8 billion, Susquehanna now has approximately $12 billion in total assets and approximately $1.6 billion in market capitalization. The acquisition was the largest in Susquehanna’s history, and was Pennsylvania’s third-largest in-state bank transaction.

In connection with the consummation of the merger, Eddie L. Dunklebarger, who was Chairman, President and Chief Executive Officer of Community, has been appointed Executive Vice President of

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Susquehanna Acquires Community/Page 1 of 2

Susquehanna and has joined its board of directors as Vice Chairman. “We are excited to be a part of Susquehanna, an organization that shares our commitment to superior customer service,” said Dunklebarger. “It pleases me that our customers will now have greater access to products, services and almost three times as many branches at which to do their banking.”

Five former Community board members were also elected by Susquehanna’s board of directors to fill newly created vacancies on the board. They are: Peter DeSoto, chief executive officer of J. T. Walker Industries, Inc., Gratz, Pa.; Scott J. Newkam, retired president and chief executive officer of Hershey Entertainment & Resorts Company, Hershey, Pa.; Christine Sears, senior vice president and chief financial officer of Penn National Insurance, Harrisburg, Pa.; James A. Ulsh, attorney with Mette, Evans & Woodside, Harrisburg, Pa.; and Dale M. Weaver, former president of New Holland Custom Woodwork, Ltd., New Holland, Pa.

Keefe Bruyette & Woods, Inc. and Griffin Financial Group, LLC served as financial advisors to Susquehanna and Community, respectively. Legal counsel was provided by Morgan, Lewis & Bockius, LLP for Susquehanna and Mette, Evans & Woodside for Community.

About Susquehanna Bancshares, Inc.

Susquehanna Bancshares, Inc. is a financial services holding company with assets of approximately $12 billion. Headquartered in Lititz, Pa., the company provides financial services through its subsidiaries at more than 230 branch locations in the mid-Atlantic region. In addition to its three commercial banks, through Susquehanna Wealth Management, Susquehanna offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services. Susquehanna also operates an insurance and employee benefits company, a commercial finance company, and a vehicle leasing company. For more information, please visit www.susquehanna.net.